Exhibit 99.1
IDEX Corporation Completes Acquisition of Muon Group
Northbrook, Illinois (November 18, 2022) – IDEX Corporation (NYSE:IEX) today announced that it has completed its previously-announced acquisition of micro-precision technology manufacturing company Muon B.V. and its subsidiaries (“Muon Group”).

Based in the Netherlands, Muon Group manufactures highly precise flow paths in a variety of materials that enable the movement of various liquids and gases in critical applications for medical technologies, semiconductor, food processing, digital printing and filtration. The group includes LouwersHanique, Veco, Millux, Tecan and Atul, which have critical technical expertise in precision and tolerances for different materials, from metals and glass to plastics and ceramics.

“The Muon Group companies are an IDEX-like collection of businesses, making precise, highly-engineered solutions for mission-critical applications, with a values-based culture that very much matches ours. I’m pleased to welcome the Muon Group team to the IDEX family,” IDEX Chief Executive Officer and President Eric Ashleman said.

“It’s clear that joining a global manufacturing company like IDEX will give us tremendous opportunities to continue scaling up our growth. Becoming part of the IDEX culture and operating model will give us resources, rigor and colleagues that we believe will help us together achieve even greater things,” said Michiel Barendse, Managing Director of Muon Group.

Muon Group will report into IDEX’s Health & Science Technology (HST) segment.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements include statements regarding the expected benefits of the acquisition of Muon Group. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this press release. The risks and uncertainties include, but are not limited to, the following: the impact of health epidemics and pandemics, including the COVID-19 pandemic, and the impact of related governmental actions, on IDEX’s ability to operate its business and facilities, on its customers, on supply chains and on the U.S. and global economy generally; economic and political consequences resulting from terrorist attacks and wars, including Russia's invasion of Ukraine and the global response to this invasion, which, along with the ongoing effects of the COVID-19 pandemic, could have an adverse impact on IDEX's business by creating disruptions in the global supply chain and by potentially having an adverse impact on the global economy; levels of industrial activity and economic conditions in the U.S. and other countries around the world, including uncertainties in the financial markets; pricing pressures, including inflation and rising interest rates, and other competitive factors and levels of capital spending in certain industries, all of which could have a material impact on order rates and IDEX’s results; IDEX’s ability to integrate the Muon Group and to acquire, integrate and operate other acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which IDEX operates; developments with respect to trade policy and tariffs; interest rates; capacity utilization and the effect this has on costs; labor markets; supply chain backlogs, including risks affecting component availability, labor inefficiencies and freight logistical challenges; market conditions and material costs; risks related to environmental, social and corporate governance (“ESG”) issues, including those related to climate change and sustainability; and developments with respect to contingencies, such as litigation and environmental matters. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included in IDEX’s most recent annual report on Form 10-K and IDEX’s subsequent quarterly reports filed with the Securities and Exchange Commission (“SEC”) and the other risks discussed in IDEX’s filings with the SEC. The forward-looking statements included here are only made as of the date of this press release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances, except as may be required by law. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.
About IDEX
IDEX Corporation (NYSE: IEX) makes thousands of products and mission-critical components that improve everyday life all around you. If you enjoy chocolate, it quite possibly passed through a Viking® internal gear pump at the candy factory. If you were ever in a car accident, emergency workers may have used the Hurst Jaws of Life® rescue tool to save your life. If your doctor ordered a DNA test to predict your risk of disease or determine a course of treatment, the lab may have used equipment containing components made by IDEX Health & Science. Founded in 1988 with three small, entrepreneurial manufacturing companies, we’re proud to say that we now call over 45 diverse businesses around the world part of the IDEX family. With more than 8,000 employees and manufacturing operations in more than 20 countries, IDEX is a high-performing, global company with nearly $2.8 billion in annual sales, committed to making trusted solutions that improve lives. IDEX shares are traded on the New York Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

Investor Contact
IDEX Corporation
Allison Lausas
Vice President and Chief Accounting Officer
+1 847-498-7070
investorrelations@idexcorp.com

Media Contact:
IDEX Corporation
Mark Spencer
+1 847-457-3793
mdspencer@idexcorp.com